                              COURIER CORPORATION
                              -------------------
                           SUBSIDIARIES OF REGISTRANT
                           --------------------------
                                   EXHIBIT 21

Registrant has the following subsidiaries:


                                                                                            ------------
                                                                          ---------------    % of Owned
--------------------------------------   -----------------------------    Jurisdiction of   by Immediate
        Name                                 Immediate Parent             Incorporation       Parent
--------------------------------------   -----------------------------    ---------------   ------------
Courier-Citizen Company                  Courier Corporation              Massachusetts         100%

Courier Investment Corporation           Courier Corporation              Massachusetts         100%

Courier Westford, Inc.                   Courier Delaware Holding Corp.   Massachusetts         100%

National Publishing Company              Courier Delaware Holding Corp.   Pennsylvania          100%

Courier Stoughton, Inc.                  Courier Delaware Holding Corp.   Massachusetts         100%

Courier Companies, Inc.                  Courier Delaware Holding Corp.   Massachusetts         100%

Courier Kendallville, Inc.               Courier Delaware Holding Corp.   Indiana               100%

Courier New Media, Inc.                  Courier Delaware Holding Corp.   Massachusetts         100%

Courier Foreign Sales Corporation Ltd.   National Publishing Company      Jamaica                99%

Courier Delaware Holding Corp.           Courier-Citizen Company          Delaware              100%

Courier Properties, Inc.                 Courier-Citizen Company          Massachusetts         100%